Exhibit 99.1

DatChat Announces a 1:10 Reverse Stock Split Effective at the Open of Trading on September 20, 2023

New Brunswick, NJ - September 19, 2023 - DatChat, Inc. (Nasdaq: DATS), a private messaging, social media, and metaverse company, announced today that it will effect a 1-for-10 reverse split of its issued and outstanding and authorized common stock. Commencing with the opening of trading on The Nasdaq Capital Market on September 20, 2023, the company’s common stock will trade on a post-split basis under the same trading symbol, “DATS”.

As a result of the reverse stock split, the CUSIP number for the company's common stock will be 23816M206. As a result of the reverse stock split, every 10 shares of issued and outstanding common stock will be exchanged for 1 share of common stock, with any fractional shares being rounded up to the next higher whole share. Immediately after the reverse stock split becomes effective, the company will have approximately 2,740,419 shares of common stock issued and outstanding. In addition, a proportionate adjustment will be made to the company's authorized shares of common stock such that the company shall have 18,000,000 shares of authorized common stock after the effective time of the reverse stock split.

The reverse stock split is primarily intended to bring the company into compliance with Nasdaq’s $1.00 per share minimum bid price requirement for continued listing; however, no assurance can be given that such reverse stock split will enable the company to regain compliance with the Nasdaq minimum bid price requirement.

About DatChat, Inc.

DatChat, Inc. is a secure messaging, metaverse, and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat’s patented technology offers users a traditional texting experience while providing control and security for their messages. With the DatChat Messenger, a user can decide how long their messages last on a recipient’s device, while feeling secure that at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT

ir@datchats.com

800-658-8081